Exhibit 99.1

On April 19, 2018, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $786.7 million today announced operating results for the quarter and three month period ended March 31, 2018 and that its Board of Directors approved a cash dividend of $0.12 per common share payable June 15, 2018 to shareholders of record at the close of business on May 31, 2018.

The operating results for the first quarter of 2018, as compared to the first quarter of 2017, were largely impacted by the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary Benchmark Bank (“Benchmark”), completed in September 2017, which resulted in the Corporation acquiring assets with an estimated fair value of $113.8 million and assuming liabilities with an estimated fair value of $98.2 million.

For the quarter ended March 31, 2018, the Corporation reported net income of $1,799,000, or $0.55 basic earnings per share. This compares to the first quarter of 2017 net income of $1,394,000, or $0.43 basic earnings per share.  The increase in operating results for the first quarter of 2018 as compared to the same period in 2017 was primarily attributable to increases in net interest income of $1,671,000, non-interest income of $988,000 and a $104,000 decrease in the provision for income taxes, offset by an increase in non-interest expenses of $1,918,000, as well as a provision for loan losses of $90,000 compared to a credit for loan losses of $350,000 for the quarter ended March 31, 2017.

For the quarter ended March 31, 2018, non-interest income was $2,248,000, compared to $1,260,000 for the first quarter of 2017, a $988,000 (78.4%) increase, which was primarily attributable to increases in gain on sales of loans of $982,000 and other operating income of $74,000, offset by a decrease in gain on sales of securities of $68,000.  The significant increase in gain on sale of loans was attributable to the Loan One operations acquired in the Benchmark transaction.

For the quarter ended March 31, 2018, non-interest expenses were $6,551,000, compared to $4,633,000 for the first quarter of 2017, a $1,918,000 (41.4%) increase, which was primarily attributable to the Benchmark acquisition and included increases in salaries and benefits expense of $1,147,000 (44.0%), occupancy expense of $253,000 (47.0%), advertising and promotion of $205,000, and loan closing fees of $139,000.

Total assets amounted to $786.7 million at March 31, 2018, compared to $780.5 million at December 31, 2017, an increase of $6.2 million (0.8%).   The increase in total assets was primarily the result of an increase of $14.5 million (2.9%) in net loans and leases and $1.5 million (0.9%) in securities offset by a decrease of $10.9 million (39.8%) in cash and cash equivalents. Deposits during this same period increased $10.8 million, or 1.7%.

Shareholders’ equity decreased from $75.7 million at December 31, 2017 to $75.1 million at March 31, 2018.  This decrease was primarily the result of dividends paid of $391,000 and a $2,074,000 increase in unrealized securities losses, net of tax offset by net income of $1,799,000.  The increase in unrealized securities losses during the three month period ended March 31, 2018, was the result of customary and expected changes in the bond market.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2017 Form 10-K.